Exhibit 99.1

Transocean Inc. Post Office Box 2765 Houston TX 77252 2765

Analyst Contact:	Gregory S. Panagos
713 232 7551
Media Contact:	Guy A. Cantwell
713 232 7647
News Release
FOR RELEASE: November 9, 2007

TRANSOCEAN AND GLOBALSANTAFE
SHAREHOLDERS VOTE TO APPROVE PENDING MERGER
     HOUSTON—Transocean Inc. (NYSE:RIG) and GlobalSantaFe Corporation (NYSE:GSF) announced that their respective meetings of shareholders were held today, with both companies receiving the necessary shareholder approvals to complete the proposed merger of GlobalSantaFe with a wholly owned subsidiary of Transocean and related transactions.
     At Transocean’s shareholders meeting, holders of ordinary shares of Transocean approved all proposals presented at the meeting, including the reclassification of Transocean’s ordinary shares, the issuance of Transocean ordinary shares to GlobalSantaFe shareholders in the proposed merger and the amendment and restatement of Transocean’s articles and memorandum of association.
     At GlobalSantaFe’s shareholders meeting, holders of ordinary shares of GlobalSantaFe approved the proposed merger.
     Transocean and GlobalSantaFe currently estimate that they will complete the proposed transactions by the end of 2007. The transactions remain subject to certain regulatory clearances, the approval of the Grand Court of the Cayman Islands and other closing conditions.
About Transocean
     Transocean Inc. is the world’s largest offshore drilling contractor with a fleet of 82 mobile offshore drilling units. The company’s mobile offshore drilling fleet, consisting of a large number of high-specification deepwater and harsh environment drilling units, is considered one of the most modern and versatile in the world due to its emphasis on technically demanding segments of the offshore drilling business. The company’s fleet consists of 34 High-Specification Floaters (semisubmersibles and drillships), 19 Other Floaters, 25 Jackups and other assets utilized in the support of offshore drilling activities worldwide. With a current equity market capitalization in excess of $36 billion, Transocean Inc.’s ordinary shares are traded on the New York Stock Exchange under the symbol “RIG.”
About GlobalSantaFe
     GlobalSantaFe is one of the largest offshore oil and gas drilling contractors and the leading provider of drilling management services worldwide. The company owns or operates a contract drilling fleet of 37 premium jackup rigs; six heavy-duty, harsh environment jackups; 11 semisubmersibles and three dynamically positioned, ultra-deepwater drillships, as well as two semisubmersibles owned by third parties and operated under a joint venture agreement. In addition, it is scheduled to take delivery of a new ultra-deepwater semisubmersible in 2009 and a new ultra-deepwater drillship in 2010. For more information about GlobalSantaFe, go to http://www.globalsantafe.com.

Forward-Looking Statements
     Statements included in this news release regarding the completion of the proposed transaction, benefits, opportunities, timing and effects of the transaction, and other statements that are not historical facts, are forward-looking statements. These statements involve risks and uncertainties including, but not limited to, actions by regulatory authorities or other third parties, consummation of financing, satisfaction of closing conditions, and other factors detailed in risk factors and elsewhere in the companies’ joint proxy statement dated Oct. 2, 2007 and both companies’ Annual Reports on Form 10-K and their respective other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Both companies disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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